Exhibit 2.2

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of August 3, 2012, by and among: (i) XPO Logistics, LLC, a Delaware limited liability company (“Buyer”); (ii) Kelron Distribution Systems (Cleveland) LLC, a Delaware limited liability company (the “Company”); and (iii) Geoff Bennett and Keith Matthews, each of whom is an individual resident in the Province of Ontario (together, the “Principals” and, collectively with the Company, the “Seller Parties”). Buyer and the Seller Parties are referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

A.	WHEREAS, the Company is engaged in the business of logistics and brokerage services (i.e., arranging for the transportation of freight, whether by truckload, less-than-truckload or otherwise) (the “Business”);

B.	WHEREAS, the Principals indirectly own all of the issued and outstanding equity interests of the Company and as such will receive a substantial benefit as a result of the transactions contemplated by this Agreement and the documents executed in connection herewith (collectively, the “Transactions”); and

C.	WHEREAS, the Company desires to sell or otherwise transfer, and Buyer desires to purchase or otherwise acquire, certain rights, operations and assets associated with the Business.

NOW, THEREFORE, in consideration of the promises and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1

PURCHASE AND SALE OF ASSETS

1.1 Purchased Assets.

On the terms and subject to the conditions set forth in this Agreement, effective as of 12:01 a.m. Central time on the date hereof (the “Effective Time”), except as expressly set forth in Section 1.2, the Company hereby sells, conveys, assigns, transfers and delivers to Buyer, free and clear of all Liens other than Permitted Liens, and Buyer hereby purchases and assumes from the Company, all of the Company’s right, title and interest in and to, all of its assets and property, tangible and intangible, of every kind and description, used in, held for use in, necessary for, or related to the operation of the Business, (collectively, the “Purchased Assets”) including, but not limited to, the following:

(a)

Tangible Personal Property. All computer hardware and software, furniture, equipment, fixtures, supplies, and other tangible personal property used in the Business, as identified on Schedule 1.1(a), including all manuals, written warranties and other documents relating thereto, together with any rights, claims and interests arising out of maintenance or service contracts relating thereto or the breach of any express or implied warranty by the manufacturers or sellers of any such assets or any component part thereof;

(b)	Accounts Receivable. All trade and other accounts receivable, credits, rights to rebates, deposits, refunds and reimbursements of the Business (“Receivables”) other than Receivables owing from any of the Seller Parties or any Affiliates thereof;

(c)	Contracts. All right, title and interest the Company has or may have under the Contracts set forth on Schedule 1.1(c) (the “Assumed Contracts”), including all rights to receive payment for products sold or services rendered and to receive goods and services pursuant to such Assumed Contracts, and to assert claims and to take other actions in respect of breaches, defaults and other violations thereunder;

(d)	Licenses, Permits and Approvals. All right, title and interest the Company has in and to all Permits related to the Business or the Purchased Assets, including those listed on Schedule 1.1(d) (the “Assumed Permits”), to the extent such Assumed Permits are transferable;

(e)	Business Information. All operating, design, test and other data and records (in each case, in whatever form or medium, including electronic media), including all books and records, current, prospective and lapsed customer and supplier lists, commercial and technical information, financial and accounting records, purchase orders and invoices, sales orders, credit and collection records, correspondence and miscellaneous records with respect to customers and supply sources, notes, sales and promotional material and data, advertising materials, cost and pricing information, business plans, reference catalogs, payroll and personnel records of the Company’s employees, employee handbooks, policies and procedures, research and development files, databases, telephone, facsimile, and e-mail addresses and listings, and all other similar property, rights and information used in the Business (other than records the Company is required by applicable federal, state, local, municipal or foreign law, ordinance, principle of common law, code, regulation, statute or treaty (collectively, “Legal Requirements”) to retain in its possession, as to which copies shall be provided to Buyer);

(f)	Cash for Outstanding Checks, ACH and Similar Transactions. Any amount of cash necessary to fund all checks written or automatic clearing house (“ACH”) or similar transactions authorized by the Company that are outstanding on or before the Effective Time; provided, however, that the Company agrees to hold such cash in trust for the benefit of Buyer in the bank account(s) against which such outstanding checks, ACH or similar transactions will be drawn until all such check, ACH or similar transactions have been satisfied in full;

(g)	Intercompany Receivables. All Receivables of the Business owing from any of the Seller Parties or any Affiliates thereof;

(h)	Personnel Records. All personnel records and other pertaining to the Employees; and

(i)	Other. Except to the extent specifically listed in Section 1.2, all other rights, property and assets, tangible or intangible, legal or equitable, contingent or indefeasible, express or implied, owned by the Company or used, directly or indirectly, in the Business, including, but not limited to, goodwill, going concern value, claims and causes of action against suppliers and claims and causes of action against customers and other third parties (whether or not previously asserted) to the extent such rights, claims and causes of action relate to the Purchased Assets.

1.2 Excluded Assets.

Notwithstanding the provisions of Section 1.1, the Company shall not sell, and Buyer shall not purchase or assume, any of the following assets of the Company (collectively, the “Excluded Assets”):

(a)	Rights Under this Agreement. All of the Seller Parties’ rights under this Agreement and the documents executed in connection with the Transactions;

(b)	Cash. All cash of the Company other than the amount described in Section 1.1(f);

(c)	Corporate Records. All minute books, membership interest records and corporate seals of the Company and other corporate documents and records other than all personnel records and other pertaining to the Employees;

(d)	Employee Benefits. All Plans (as defined in Section 2.8) and any assets or insurance policies related thereto;

(e)	Other. All assets of the Company listed on Schedule 1.2(e) hereto.

1.3 Assumed Liabilities.

On the terms and subject to the conditions set forth in this Agreement, as of the Effective Time, Buyer hereby assumes the following, and only the following, liabilities (the “Assumed Liabilities”);

(a)	obligations of the Company with respect to accounts payable incurred in the ordinary course of the Business consistent with past practice;

(b)	obligations of the Company with respect to accrued expenses incurred in the ordinary course of the Business consistent with past practice;

(c)	obligations of the Company arising under the express terms of the Assumed Contracts or Assumed Permits attributable to periods of time occurring after the Effective Time and which do not relate to any breach, default or violation by the Company under such Assumed Contract or Assumed Permit on or prior to the Effective Time;

(d)	liabilities attributable to periods of time occurring after the Effective Time and resulting from termination of employment with Buyer of any employee of the Company that is hired by Buyer; and

(e)	all obligations for providing continuation coverage under Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), Section 4980B of the Code and any similar state law mandating health insurance continuation coverage to those individuals who are “M&A qualified beneficiaries” (as defined in U.S. Treas. Reg. Section 54.4980B-9, Q&A-4(b)) with respect to the Transactions (which obligations are hereinafter referred to collectively as “COBRA” obligations). If and to the extent Buyer fails to comply fully with this requirement, Buyer shall indemnify and hold harmless the Seller Parties from any resulting liability of any kind relating to continuation coverage.

1.4 Excluded Liabilities.

Notwithstanding anything to the contrary contained in this Agreement or any documents executed in connection with the Transactions, and regardless of whether such Obligations are disclosed in the Schedules or otherwise, except as expressly set forth in Section 1.3 or this Section 1.4, Buyer will not assume or in any way be responsible for any Obligations of the Seller Parties or the Business, whether known or unknown, asserted or unasserted, accrued or unaccrued, absolute or contingent, liquidated or unliquidated, due or to become due, and whether contractual, statutory, or otherwise (the “Excluded Liabilities”), including, without limitation, any: (a) indebtedness for borrowed money of the Company (“Indebtedness”); (b) Obligations owed by the Company to any Seller Party or any Affiliates thereof; (c) Obligations related to or arising out of the Excluded Assets; (d) Seller Taxes, subject to Section 6.1; (e) Seller Expenses; (f) regardless of whether such Obligation is disclosed in the Schedules or otherwise, Obligations related to or arising out of the operation of the Business or ownership of the Purchased Assets on or prior to the Effective Time; (g) Obligations related to any insurance policies of the Company; (h) Obligations of the Company related to Environmental Laws; or (i) except for the COBRA obligations described in Section 1.3(e), Obligations under Plans or for severance, other employee benefits or other moneys or damages (including claims under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar law) from or on behalf of any of the employees of the Company who are employed by the Company at any time as of or prior to the Effective Time (or from any federal, state or local governmental agency or authority on behalf of such employees or relating to such claims) involving an alleged employment loss or termination as of or prior to the Effective Time, including those which are based upon or arise out of the execution and delivery of this Agreement or any of the transactions contemplated hereby (whether or not such employees are hired by Buyer).

1.5 Purchase Price.

In consideration of the conveyance, transfer and assignment of all the Purchased Assets and the rights and benefits conferred herein, including the covenants of the Seller Parties set forth in Section 4.1, Buyer will deliver to the Company the amount of US$1.00 (the “Purchase Price”). The Purchase Price, less any Indebtedness and Seller Expenses outstanding as of the Effective Time, shall be paid on the date hereof by wire transfer of immediately available funds

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

Each of the Seller Parties represents and warrants, jointly and severally, to Buyer as follows as of the Effective Time:

2.1 Organization and Good Standing.

(a)	The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, with full limited liability company power and authority to conduct its business, own the properties it owns, and execute, deliver, and perform this Agreement and the other documents related hereto to which it is a party.

(b)	The Company is duly qualified or registered to do business and is in good standing as a foreign limited liability company in each jurisdiction in which the character of the properties owned, operated, or leased by the Company, or the nature of its activities, is such that qualification or registration by the Company in such jurisdiction is required by applicable Legal Requirements. Schedule 2.1(b) contains a list of all jurisdictions in which the Company is so qualified or registered or required to be so qualified or registered. The Seller Parties have delivered or made available to Buyer copies of the Company’s certificate of formation and limited liability company agreement as currently in effect and any amendment to any of the foregoing. There are no subsidiaries of the Company now or previously established. The Company does not, directly or indirectly, beneficially own or is a party to or bound by any Contract to acquire any capital stock of, or any other security, equity, ownership interest, debt investment, or similar interest in, any other Person.

2.2 Capitalization.

Schedule 2.2 contains (a) a complete and correct description of the number of authorized, issued, and outstanding securities or equity interests of the Company, and (b) a complete and correct list of all holders of the membership interests and other securities or equity interests of the Company and the securities or equity interests owned by such persons. There are no outstanding warrants, options, including membership interest option plans, Contracts, subscriptions, convertible or exchangeable securities, or other commitments, verbal or written, pursuant to which the Company is or may become obligated to issue any membership interests or any other securities convertible, exchangeable, or exercisable for any such membership interests, and no equity securities of the Company are reserved for issuance for any purpose.

2.3 Enforceability; Authority; No Conflict.

(a)	This Agreement and the other documents delivered in connection with this Agreement (collectively, the “Ancillary Documents”) constitute the legal, valid, and binding obligations of each of the Seller Parties, enforceable against each of them in accordance with their terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditor’s rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Each of the Seller Parties has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the other Ancillary Documents to which it is a party and to perform its obligations hereunder and thereunder, and such action has been duly authorized by all necessary action by the Company and its member.

(b)	Neither the execution and delivery of this Agreement or the Ancillary Documents to which any of the Seller Parties is a party nor the consummation or performance of the Transactions will, directly or indirectly (with or without notice or lapse of time), (i) contravene, violate, or conflict with any provision of any of the governing documents of the Company or any resolution adopted by its member; (ii) afford any Person the right to challenge the Transactions or to exercise any remedy or obtain any relief under any Legal Requirements to which any of the Seller Parties may be subject; (iii) contravene, conflict with, or result in a violation or breach of any of the terms or requirements of, or give any governmental body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any governmental authorization that is held by the Company or that otherwise relates to such entity or the Business; (iv) breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate, or modify, any Assumed Contract; (v) result in the imposition or creation of any Lien (other than Permitted Liens) upon or with respect to any of the assets of the Company; (vi) result in any Person having the right to exercise dissenter’s appraisal rights which are not waived at or prior to the Effective Time; or (vii) cause Buyer to become subject to or liable for, any Tax other than sales, commodity or value-added tax eligible as a result of the consummation of the Transactions and other than Tax related to Buyer carrying on the Business after the Effective Time.

(c)	None of the Seller Parties is required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the Ancillary Documents to which any of the Seller Parties is a party or the consummation or performance of the Transactions.

2.4 Financial Statements; Undisclosed Liabilities.

(a)

The Company has delivered to Buyer (i) the financial statements for the Company for the fiscal years ended March 31, 2009, 2010 and 2011, (ii) the interim financial statements for the Company for the period ended June 30, 2012, copies of each of which are attached as Schedule 2.4(a)(i) (the financial statements referred to in clause (i) and (ii) are referred to herein as the “Financial Statements”). The balance sheets of the Company dated as of June 30, 2012 included in the Financial Statements are referred to herein as the “Current Balance Sheets.” The Financial Statements fairly present the financial position of the Company at each of the balance sheet dates and the results of operations for the periods covered thereby. The books and records of the Company fully and fairly reflect all of its transactions, properties, assets and liabilities. There are no special or non-recurring items of income or expense during the periods covered by the Financial Statements, and the balance sheets included in the Financial Statements do not reflect any write-up or revaluation increasing the book value of any assets. The Financial Statements reflect all adjustments necessary for a fair presentation of the financial information contained therein.

(b)	As of the date hereof, the Company does not have any, and with respect to the Leased Real Property (as defined in Section 2.12(k)) there are no, liabilities or obligations, whether accrued, absolute, contingent or otherwise, except: (i) to the extent reflected on the Current Balance Sheets and not heretofore paid or discharged; (ii) liabilities incurred in the ordinary course of business consistent with past practice since the date of the Current Balance Sheets which, individually and in the aggregate, are not material and are of the same character and nature as the obligations, duties and liabilities set forth on the Current Balance Sheets; (iii) liabilities incurred in the ordinary course of business prior to the date of the Current Balance Sheets which were not required to be recorded thereon and which, in the aggregate, are not material; and (iv) liabilities and obligations specifically disclosed in Schedule 2.4(b).

(c)	Except as set forth on Schedule 2.4(c) hereto, there is no Indebtedness and/or capitalized equipment lease obligations of the Company, or with respect to the Leased Real Property, as of the date hereof.

(d)	As of the date hereof, there is no other indebtedness of the Company owing to any of the Seller Parties or any other director, officer or Employee of the Company.

2.5 Changes Since the Current Balance Sheets Date.

Since the date of the Current Balance Sheets, there has been no Material Adverse Change to the Business, the Company and, except as expressly allowed by the terms of this Agreement, the Company has not: (a) sold, leased, or transferred any Assets (as defined below) or its interests in the Leased Real Property other than in the ordinary course of business consistent with past practice; (b) waived, cancelled, compromised, or released any rights other than in the ordinary course of business consistent with past practice; (c) made any payment in respect of its liabilities other than in the ordinary course of business consistent with past practice; (d) modified, terminated, or entered into any Material Contract other than as provided herein or in the ordinary course of business consistent with past practice; (e) imposed, permitted to be imposed, or permitted to exist any security interest or other Lien (other than Permitted Liens) on any of the Assets or the Leased Real Property, other than in the ordinary course of business consistent with past practice; (f) other than as set out in Schedule 2.5, changed the compensation payable or to become payable to its employees, officers, or directors or, except as presently bound to do, granted any bonus, severance, or termination pay to, or entered into or modified any bonus, employment, severance, or other compensatory agreement with, any of its directors, officers, or Employees; (g) taken any action with respect to accounting policies or procedures or made any adjustment to its books and records other than in the ordinary course of business and in a manner consistent with past practices; (h) incurred any indebtedness for borrowed money or capitalized equipment lease obligations or made guarantees thereof; (i) delayed paying any account payable beyond the date on which it is due and payable except to the extent consistent with past practice or where such account is being contested in good faith; (j) entered into any material Contract (or series of related Contracts that together are material to the Company or the Seller Parties) relating to the Business outside the ordinary course of business; or (k) other than as set out in Schedule 2.5, entered into any transaction with any of the other Seller Parties or any Affiliate thereof.

2.6 Sufficiency of Assets; Condition and Title of Assets.

The Company has sole and exclusive, good, valid, and marketable title to, or in the case of property held under a lease or other Contract, an enforceable leasehold interest in, or right to use, all of its properties, rights, and assets, whether real or personal and whether tangible or intangible, included in the Purchased Assets. The Purchased Assets comprise all of the assets, properties, and rights of every type and description (other than the Excluded Assets), whether real or personal, tangible or intangible, or necessary to conduct the Business and operations of the Company as of the date hereof in substantially the same manner as presently conducted. Each personal property asset within the Purchased Assets is in good repair and condition, reasonable wear and tear excepted, and is adequate for use in the ordinary course of business as it is currently being used. All of the Purchased Assets owned by the Company are owned free and clear of all Liens other than Permitted Liens and Liens relating to indebtedness that have been paid off, released and discharged in full as of the Effective Time.

2.7 Taxes.

Except as set forth on Schedule 2.7, the Company has filed or caused to be filed on a timely basis all returns, reports, and other filings (collectively, “Tax Returns”) relating to all federal, provincial, state, local, and other governmental income, payroll, excise, sales, personal property, franchise, and other taxes, late fees, fines, or assessments (collectively, “Tax” or “Taxes”) that the Company is or was required to file with respect to any period ending on or prior to the Effective Time pursuant to applicable Legal Requirements. All Tax Returns of the Company filed prior to the Effective Time are true, correct, and complete in all material respects. Except as set forth on Schedule 2.7, the Company has paid, or made provision for the payment of, all Taxes that have or will become due for all periods prior to the Effective Time covered by Tax Returns or requirements of applicable Tax law or other Legal Requirements. No claim has ever been made in writing prior to the Effective Time by any Person in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. No Person has given written notice prior to the Effective Time of any alleged deficiency or assessed any additional taxes for any period for which Tax Returns have been filed. All Taxes that the Company is or was required by Legal Requirements to withhold, deduct or collect with respect to any period ending on or prior to the Effective Time have been duly withheld, deducted and collected and, to the extent required, have been paid to the proper Person. Prior to the Effective Time, the Company (a) is a member of an affiliated group within the meaning of Section 1504(a) of the Code, (b) except as provided in Treasury Regulation Section 1.1502-6, does not have any liability for Taxes of any Person (other than the Company) as a transferee or successor by contract or otherwise, and (c) has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to an assessment or deficiency of Taxes.

2.8 Employee Benefits.

(a)	Schedule 2.8 identifies each of the employee benefit plans or similar arrangements under which the Company has or may have liability in relation to the periods prior to the Effective Time, including without limitation, all retirement, profit sharing, defined contribution, and defined benefit plans as well as any severance, vacation pay, health and welfare, post-retirement, employment, or other agreements (oral or written) relating to current or former employees or independent contractors of the Company (collectively, “Plans”). All Plans identified on Schedule 2.8 hereto have been maintained prior to the Effective Time in accordance with their terms and applicable Legal Requirements. All amounts due under any Plan prior to the Effective Time have been fully and timely paid or accrued for periods through the Effective Time, and no accumulated funding deficiency or liquidity shortfall has been incurred prior to the Effective Time with respect to any such Plan, whether or not waived. Except as indicated on Schedule 2.8 hereto, prior to the Effective Time no Plan is a multi-employer or a defined benefit plan, and prior to the Effective Time neither the Company nor any predecessor or Affiliate of the Company or its predecessors has ever been a party to or sponsored a multi-employer or defined benefit plan. Prior to the Effective Time, the Company is not and has not been a member of a group of businesses under common control or businesses constituting a single employer, except any such group in which no member has been a party to a defined benefit plan.

(b)	Except for the continuation coverage requirements of COBRA, prior to the Effective Time the Company has no obligations or potential liability for benefits to Employees, former employees, or their respective dependents following termination of employment or retirement under any Plan that is an Employee Welfare Benefit Plan (as defined in Section 3(1) of ERISA).. Schedule 2.8 contains a list of (i) all former employees of the Company and their dependents who are currently covered under COBRA prior to the Effective Time, and (ii) all former employees of the Company and their dependents who are prior to the Effective Time eligible to make such elections.

2.9 Compliance with Legal Requirements; Permits.

(a)	The Company is, and at all times since its formation has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of the Business or the ownership or use of any of its assets. The Company has not received, at any time since its formation, any notice from any Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement. All Contractors (as defined in Section 2.13(a) below) have been properly documented and classified as independent contractors for tax purposes.

(b)	Schedule 2.9 sets forth a true, complete and accurate list of all material licenses, approvals, permits, or authorizations from Governmental Authorities (collectively, the “Permits”) that are required to be obtained for the business and operations of the Business. All such Permits are valid and in full force and effect, the Company is in compliance with the respective requirements thereof, and no proceeding is pending or, to the Seller Parties’ knowledge, threatened to revoke or amend any of them.

2.10 Legal Proceedings; Orders.

Except as set forth in Schedule 2.10, there has not been, there is no pending or, to the Seller Parties’ knowledge, threatened, and to the Seller Parties’ knowledge there is no basis for, any action, claim, investigation, litigation, arbitration or other proceeding (“Legal Proceedings”), or any resulting order, judgment, award, injunction or other decree: (a) by or against the Company or that otherwise relates to or reasonably would be expected to affect the Business or any of the Employees or Contractors of, or any of the assets owned or used by, the Company; or (b) that challenges, or that would have the effect of preventing, delaying, making illegal, or otherwise interfering with, the Transactions. There are no outstanding orders, decrees, or stipulations issued by any Governmental Authority in any proceeding or resulting from any Legal Proceeding to which any of the Seller Parties is or was a party that have not been complied with in full or which continue to impose any obligations on the Seller Parties.

2.11 Assumed Contracts; No Defaults.

(a)	The Company has delivered or made available to Buyer accurate and complete copies, together with all amendments, supplements, side letters, exhibits, schedules, and other attachments thereto, of each of the Assumed Contracts. The Company is not subject to any liability or payment resulting from renegotiation of amounts paid under any Assumed Contract that is not reflected in any written amendment to the Assumed Contract. The Company is not subject to any Contract, agreement, decree or injunction that restricts the continued operation of the Business or the expansion thereof to other geographical areas, customers, and suppliers or lines of business, including, without limitation, any non-solicit, non-compete, non-disparagement, or similar provisions, whether under carrier, shipper, broker-to-broker, third party logistics provider-to-broker, agent, vendor or other Contract.

(b)	Each Assumed Contract is in full force and effect and is valid and enforceable in accordance with its terms. No event has occurred and no circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a breach of, or give the Company or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Assumed Contract.

2.12 Real Property.

(a)	The Company does not own any interest (other than a leasehold interest) in any real property.

(b)	Schedule 2.12 lists and describes in reasonable detail all Leased Real Property (as defined below) and the associated leases and related documents (the “Leases”), including addresses. The Company has a valid and subsisting leasehold or subleasehold estate in, and enjoys peaceful and undisturbed possession of, all Leased Real Property.

(c)	The Leased Real Property comprises all of the real property and interests in real property used in, or otherwise related to, the Business as presently conducted. There are no outstanding options or rights of first refusal to purchase all or any portion of the Leased Real Property or interests therein granted by or to the Company nor is the Leased Real Property subject to any agreement to which the Seller Parties nor the Company is a party (other than the Leases) with respect to future ownership, use, occupancy, operation or development. Neither the Seller Parties nor the Company is a party to any Contract with any Governmental Authority relating to the provision of financial aid from such Governmental Authority to the Company that requires the Company to make minimum investments in, or create or maintain a minimum number of jobs at, any of the facilities or Improvements (as defined in Section 2.12(d)) located on the Leased Real Property.

(d)	To the Seller Parties’ knowledge, all buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roofs, foundations, load-bearing walls, and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing, and other building systems, environmental control, remediation, and abatement systems, sewer, storm, and waste water systems, irrigation, and other water distribution systems, parking facilities, fire protection, security, and surveillance systems, and telecommunications, computer, wiring, and cable installations included in the Leased Real Property (the “Improvements”), are in good condition and repair and sufficient for the operation of the Business as presently conducted.

(e)	There are no condemnation, eminent domain, or other Legal Proceedings pending or, to the Seller Parties’ knowledge, threatened against the Leased Real Property or against the interest of the Company in all or any part of the Leased Real Property.

(f)	Each parcel of Leased Real Property has direct vehicular and pedestrian access to a public right of way adjoining the Leased Real Property, or has vehicular and pedestrian access to a public right of way via an easement or other Contract benefitting such parcel of Leased Real Property, and such access is not dependent on any land or other real property interest that is not included in the Leased Real Property. None of the Improvements used in the operation of the Business as presently conducted is dependent for its access, use or operation on any land, Improvement or other real property interest that is not included in the Leased Real Property.

(g)	To the Seller Parties’ knowledge, all water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems, and other utility services or systems for the Leased Real Property have been installed and are operational and sufficient for the operation of the Business as presently conducted, and each such utility service enters the Leased Real Property from an adjoining public street or valid easement in favor of the supplier of such utility service or appurtenant to such Leased Real Property, and is not dependent for its access, use, or operation on any land, Improvement, or other real property interest that is not included in the Leased Real Property.

(h)	Other than as set out in Schedule 2.12(h), there are no leases, subleases, licenses, concessions, or other Contracts, granting to any Person other than the Company the right of use or occupancy of any portion of the Leased Real Property, and there are no parties, other than the Company, in possession of the Leased Real Property.

(i)	None of the Seller Parties has received notice of any special assessment relating to any Leased Real Property or any portion thereof and, to the Seller Parties’ knowledge, no such special assessment is pending or, to the Seller Parties’ knowledge, threatened.

(j)	With respect to the Leased Real Property, (i) true, correct, and complete copies of the Leases have been provided or made available to Buyer, (ii) the Company has not assigned, sublet, transferred, mortgaged, deeded in trust, or encumbered or conveyed any interest in any Leased Real Property; (iii) there is no Legal Proceeding pending against the Company, or to the Seller Parties’ knowledge threatened, against the Company or any other Person that would reasonably be expected to interfere with the quiet enjoyment of the Leased Real Property after the Effective Time, and (iv) there is no pending dispute with the landlord of the Leased Real Property, and none of the Seller Parties has received any notice alleging breach of any of the covenants and or other obligations on the part of the Company.

(k)	“Leased Real Property” means the real property, buildings, structures, improvements, fixtures, or other interest leased, subleased, licensed or occupied by the Company as tenant, subtenant, licensee, or in such similar capacity under any Lease as identified on Schedule 2.12 hereto.

2.13 Employees; Contractors; Consultants; Agents.

(a)	Schedule 2.13 sets forth a list of each employee currently employed by the Company (collectively, “Employees”), each independent contractor currently engaged by the Company (collectively, “Contractors”) and each former employee of the Company who was terminated during the 90 days immediately preceding the date of this Agreement (“Former Employee”). Schedule 2.13 further sets forth the following information for each Employee, Contractor and Former Employee of the Company, including each Employee on leave of absence or layoff status: name; job title; date of hiring or engagement; date of commencement of employment or engagement; date of termination of employment or engagement, if applicable; current compensation paid or payable and any change in compensation since the first day of the current fiscal year; sick and vacation leave that is accrued but unused; and service credited for purposes of vesting and eligibility to participate under any Plan.

(b)	The Company is not a party to any collective bargaining agreement with any trade union or association which might qualify as a trade union, and no trade union, association, council of trade unions, employee bargaining agency or affiliated bargaining agent relating to the Company’s Employees, nor does any such agreement determine the terms and conditions of employment of any Employee. Since the Company’s formation there has not been any labor unrest or union organizing activity involving the Company, whether actual, pending, or, to the Seller Parties’ knowledge, threatened.

(c)	True and complete copies of each standard form employment contract (collectively, the “Standard Employment Contracts”) used for any of the Employees or Former Employees have been provided to Buyer.

(d)	True, signed and complete copies of all employment contracts, other than Standard Employment Contracts, for all the Employees or Former Employees (collectively, the “Custom Employment Contracts”) have been provided to Buyer.

(e)	Except as expressly set forth on Schedule 2.8 hereto, and other than pursuant to the Standard Employment Contracts and the Custom Employment Contracts, there are no agreements, plans, practices or policies that would give rise to any severance, termination, change-in-control, accrued vacation, or other similar payment to Employees or Contractors as a result of the consummation of the Transactions.

(f)	True, signed and complete copies of all contracts entered into with the Contractors have been provided to Buyer.

(g)	As of the date of this Agreement, no Employee or Contractor has notified the Seller Parties of any plans to terminate his or her relationship with the Company as a result of the transactions contemplated herein or otherwise, and the Seller Parties are not aware of any specific facts which would cause them to believe any such termination is likely.

(h)	To the Seller Parties’ knowledge, each Employee or Contractor of the Company is and has been in compliance with any restrictive covenant agreements in favor of the Company.

2.14 Environment, Health and Safety.

(a)	The Company has complied with all Legal Requirements concerning pollution or protection of the environment, all Legal Requirements concerning public health and safety, and all Legal Requirements concerning employee health and safety, including Legal Requirements relating to emissions, discharges, releases, or threatened release of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes (including petroleum and any fraction or derivative thereof) into ambient air, surface water, ground water, or lands, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or hauling of such substances (all of the foregoing of this Section 2.14, collectively, “Environmental Laws”), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Company or any predecessor or Affiliate for whose conduct the Company is held responsible alleging any failure to so comply. The Company has obtained and been in compliance with all of the terms and conditions of all governmental authorizations required under all Environmental Laws in connection with the Company’s business, properties or assets.

(b)	The Company has no liability (and neither the Company nor any predecessor or Affiliate for whose conduct the Company is held responsible have handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner in violation of applicable Environmental Laws) for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, as a result of violation of any Environmental Laws.

2.15	Intellectual Property.

The Company does not own or license (as licensor or licensee) any intellectual property other than (x) “off-the-shelf” or “shrink-wrap” programs or products, or other programs or products that are generally commercially available software programs that are available on customary commercial terms, or (y) operating software embedded in equipment used by the Company.

2.16 Relationships with Related Persons.

Schedule 2.16 describes any contracts, agreements and commercial relationships existing during the periods covered by the Financial Statements between the Company, on the one hand, and the Seller Parties, a family member of any of the Seller Parties, a Principal, any Person controlled by a Principal or their Affiliates, on the other hand, pursuant to which the Company has provided, sold, received or purchased any service or product from such other party. Except as expressly disclosed in Schedule 2.16, (i) all such Contracts, agreements, and commercial relationships described on Schedule 2.16 were on arm’s-length terms and (ii) none of the Seller Parties, nor any family member of any of the Seller Parties, nor any Affiliate of any of them, has currently or has had in the past any interest in or received any financial benefit from (a) any property (whether real, personal, or mixed and whether tangible or intangible) used in or pertaining to the Business; (b) any Person that has had business dealings or a material financial interest in any transaction with the Company; or (c) any contract with, or any claim or right against, the Company.

2.17 Insurance.

The Purchased Assets, properties, Employees, and operations of the Company are insured under various policies of general liability and other forms of insurance, all of which are set forth on Schedule 2.17, which schedule discloses for each policy the type of policy (i.e., “claims made” or “occurrence based”), the risks insured against, coverage limits, deductible amounts, all outstanding claims thereunder, and whether the terms of such policy provide for retrospective premium adjustments. All such policies are in full force and effect in accordance with their terms, no notice of cancellation has been received by the Company, and there is no existing default by the Company or event which, with the giving of notice or lapse of time or both, would constitute a default by the Company thereunder. All policies entered into during the immediately preceding two years have been written by insurers with an A.M. Best’s rating of at least “A-”, no insurers are currently in liquidation, and none of the limits of liability is currently impaired. Such policies are in amounts that are adequate in relation to the Business and the Purchased Assets, as conducted or maintained consistent with past practice, and all premiums to date have been paid in full. The Company has not received any refusal of coverage or any notice that a defense will be afforded with reservation of rights since the Company’s formation. The Company has not been refused any insurance nor had its coverage limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance since the Company’s formation.

2.18 Operation of Business.

With respect to the Business: (a) the Company has at all times operated under federal property broker authority and, except as provided on Schedule 2.18 hereto, has not had any operations that would require federal, state, or other authority to operate as a freight forwarder, motor carrier, or otherwise; (b) all shipments brokered by the Company have been pursuant to written contracts with motor carriers; (c) the motor carriers to which the Company has brokered loads are independent contractors who maintain control over the planning, dispatch, route selection, vehicle operation, and delivery of each load brokered by the Company, and the Company has not controlled the method of provision of services of any such motor carrier; (d) the Company (whether through contract, instruction, incentive, penalty, or otherwise) has not required or condoned any the violation of any Legal Requirement by its motor carrier counterparties, including to any such requirement concerning driver safety and fitness, vehicle speed, or route restriction; (e) the Company has not required any motor carrier to represent that its service within the customer’s delivery window will not violate any Legal Requirement; and (f) the Company has adequate procedures in place to evaluate and update its contractual counterparties for insurance coverage, operating authority, safe operations and service performance.

2.19 Customers.

Schedule 2.19 sets forth a list of the Company’s largest 20 customers for the twelve months most recently ended prior to the date hereof (collectively, “Significant Customers”), together with the Employee of the Company who is most directly responsible for servicing each Significant Customer’s account. The Company has not received notice from any Significant Customer that any of them intends, for any reason, to cease to do business with the Company or materially reduce the amount of business done with the Company, or to fail to do business with Buyer after the Effective Time or materially reduce the amount of business done with Buyer after the Effective Time (compared with the amount of business done with the Company during the most recent six calendar months), except as expressly set forth in Schedule 2.19 hereto, and none of the Seller Parties is aware of any reason that any of such Significant Customer may take any such action.

2.20 Receivables.

All accounts receivable of the Company reflected in the Financial Statements, or which have come into existence since the date of the most recent Financial Statements (collectively, the “Accounts Receivables”), were created in the ordinary and customary course of the Business from bona fide arm’s length transactions, and, except to the extent that they have been paid in the ordinary course of the Business since the date of the Financial Statements, are valid and enforceable and payable in full, without any right of set-off or counterclaim or any reduction for any credit or allowance made or given, and in any event the accounts receivables are collectible within six months following the Effective Time.

2.21 Disclosure.

Each of the Seller Parties has provided Buyer with true, accurate, and complete copies of all documents listed or described in this Agreement and the various Schedules attached hereto. No representation or warranty or other statement made by any of the Seller Parties in this Agreement or any Ancillary Document delivered in connection with the Transactions contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading. None of the Seller Parties is aware of any material fact that has specific application to the Company (other than general economic or industry conditions) that may have a Material Adverse Effect on the Business other than as has been expressly set forth in this Agreement or the Schedules hereto.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Seller Parties as follows:

3.1 Organization and Good Standing.

Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of Delaware, with full limited liability company power and authority to conduct its business as it is now being conducted.

3.2 Enforceability; Authority; No Conflict.

This Agreement and the Ancillary Documents constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditor’s rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Buyer has the limited liability company power and authority to execute and deliver this Agreement and the Ancillary Documents, to perform its obligations hereunder and thereunder, and to consummate the Transactions. Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the other Ancillary Documents to which it is a party and to perform its respective obligations hereunder and thereunder, and such action has been duly authorized by all necessary action by Buyer and its board of directors or managers (as applicable).

Neither the execution and delivery of this Agreement or the Ancillary Documents to which Buyer is a party nor the consummation or performance of the Transactions by Buyer will, directly or indirectly (with or without notice or lapse of time), (i) contravene, violate or conflict with any provision of any of the governing documents of Buyer or any resolution adopted by Buyer’s board of directors or managers (as applicable); or (ii) afford any Person the right to challenge the Transactions or to exercise any remedy or obtain any relief under any Legal Requirements to which Buyer may be subject.

3.3 Certain Proceedings.

There has not been, there is no pending or, to Buyer’s knowledge, threatened, and to Buyer’s knowledge there is no basis for, any Legal Proceedings, or any resulting order, judgment, award, injunction or other decree, that challenges, or that would have the effect of preventing, delaying, making illegal, or otherwise interfering with, the Transactions.

ARTICLE 4

COVENANTS

4.1 Restrictive Covenants.

In order to ensure that Buyer will realize the benefits of the Transactions, each Seller Party hereby agrees that it, he or she shall not, during the period commencing at the Effective Time and ending five years after the Effective Time:

(a)	directly or indirectly, alone or as a partner, joint venturer, officer, director, member, employee, consultant, agent, independent contractor or stockholder of, or landlord or lender to, any company or business, engage in any Competitive Business (as defined below), whether or not for compensation;

(b)	directly or indirectly: (i) solicit, hire, engage or assist any other person or entity in soliciting, hiring or engaging any person who was employed or engaged by the Company immediately prior to the Effective Time or any employee, contractor, or agent of Buyer or an Affiliate of Buyer following the Effective Time (collectively, “Restricted Persons”) to perform services for any entity (other than Buyer, or an Affiliate of Buyer), (ii) attempt to induce any such Restricted Person to leave his or her employment or engagement, or (iii) solicit, hire, or engage on behalf of himself or any other person any person who was a Restricted Person at any time during the twelve-month period immediately preceding such hiring or engagement;

(c)	directly or indirectly, solicit, encourage, advise, or influence any individuals, partnerships, corporations, professional associations, or other business organizations that have a business relationship with the Company, Buyer or an Affiliate of Buyer, whether in a client capacity or a vendor, carrier, independent contractor, or similar capacity (collectively, the “Business Counterparties”), to discontinue or reduce the extent of the relationship between Buyer and the Business Counterparties in any way following the Effective Time; and

(d)	directly or indirectly, in any way utilize, disclose, copy, reproduce, or retain in his possession any of the Company’s proprietary rights or records included in the Purchased Assets (other than as relate to any Excluded Assets or Excluded Liabilities);

(e)	provided, however, that none of the Seller Parties shall be deemed to have violated the prohibitions of Section 4.1 merely due to the beneficial ownership of less than one percent (1%) of the shares in the capital stock of any corporation having a class of equity securities actively traded on a national securities exchange or over-the-counter market. For purposes of this Agreement, “Competitive Business” shall mean any individual, corporation, limited liability company, partnership, unincorporated organization, trust, joint venture, or other entity that engages in or may engage in the transportation of, or arranging for the transportation of, freight to, from or within Canada and/or the United States (being the jurisdictions in which the Business is presently conducted) that would require operating, forwarding, or broker authority issued by any federal or state governmental body, including activities commonly referred to as “freight brokerage,” “transportation logistics,” “third party logistics,” “freight forwarding,” “common or contract carriage,” “dedicated contract carriage,” “expediting,” “internet load boards” or “intermodal providers” and any other activity related to the foregoing services.

4.2 Acknowledgments Regarding Restrictive Covenants.

Each of the Seller Parties agrees and acknowledges that the restrictions contained in Section 4.1 are reasonable in time, geographic area, and scope of prohibited activities and are necessary to protect Buyer after the Effective Time. If any provision of Section 4.1, as applied to any party or to any circumstance, is adjudged by a court to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of the remainder of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties hereto agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced. The parties hereto agree and acknowledge that the breach of Section 4.1 will cause irreparable damage to Buyer and upon breach of any provision of Section 4.1, Buyer shall be entitled to injunctive relief, specific performance, or other equitable relief without the requirement to post a bond or other security; provided, however, that the foregoing remedies shall in no way limit any other remedies which Buyer may have (including the right to monetary damages).

4.3 Enforceability in Jurisdictions.

The Parties intend to and hereby confer jurisdiction to enforce the restrictive covenants set forth in this Article 4 (the “Restrictive Covenants”) upon the courts of any jurisdiction within Canada or the United States in which a breach of the Restrictive Covenants occurred. Each of the Parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objections to venue laid therein. If the courts of any one or more jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of their scope or otherwise, it is the intention of the Parties that such determination not bar or in any way affect Buyer’s right to the relief provided for in this Article 4 in the courts of any other jurisdiction within Canada or the United States, as to breaches of the Restrictive Covenants in such other respective jurisdictions, the Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent obligations. Process in any action or proceeding to enforce the Restrictive Covenants may be served on any Party anywhere in the world.

ARTICLE 5

CERTAIN DEFINITIONS

5.1 Defined Terms.

As used herein, the following terms shall have the following meanings:

(a)	“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or, with respect to any natural Person, any person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin.

(b)	“Code” means the Internal Revenue Code of 1986, as amended.

(c)	“Contract” means any agreement, contract, lease, note, mortgage, indenture, loan agreement, franchise agreement, covenant, employment agreement, license, instrument, purchase and sales order, commitment, undertaking, obligation, whether written or oral, express or implied.

(d)	“Governmental Authority” means any nation or government, any state, regional, local, or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

(e)	“Lien” means any mortgage, pledge, security interest, encumbrance, title defect, lien or charge of any kind (including the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in connection with such mortgage, pledge, security interest, encumbrance, lien, or charge).

(f)	“Material Adverse Change (or Effect)” means a change (or effect) in the financial condition, properties, assets, liabilities, rights, obligations, operations, business or prospects of the Company, taken as a whole, which change (or effect) individually or in the aggregate, is materially adverse to such condition, properties, assets, liabilities, rights, obligations, operations, business, or prospects; provided, that in no event shall any of the following be taken into account in the determination of whether a Material Adverse Change (or Effect) has occurred: (a) any change resulting from conditions affecting any of the industries in which the Company operates or from changes in general business, financial, political, capital market or economic conditions (including any change resulting from any hostilities, war or military or terrorist attack) (provided that such change or effect does not affect the Company in a substantially disproportionate manner as compared to similarly situated companies); or (b) any change resulting from the compliance by the Seller Parties with the terms of, or the taking of any action by the Seller Parties contemplated or permitted by, this Agreement.

(g)	“Obligations” means all expenses, losses, costs, deficiencies, liabilities and damages (including related investigation costs and reasonable counsel, witness, and paralegal fees and expenses).

(h)	“Permitted Liens” means (i) Liens for Taxes not yet due and payable (or the subject of an extension) or being contested in good faith by appropriate procedures); (ii) mechanics, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business or for amounts that are not delinquent and which are set forth on the Current Balance Sheets; (iii) easements, encroachments, rights of way, zoning ordinances and other similar encumbrances or minor imperfections in title affecting the Leased Real Property which do not impede the Business as currently conducted; (iv) Liens, if any, created as a result of any act taken by or through Buyer or any of its Affiliates; (v) the right reserved to or vested in any Governmental Authority by any statutory provision; and (vi) any non-exclusive license of intellectual property granted in the ordinary course of business.

(i)	“Person” means an individual, partnership, corporation, limited liability company, business trust, joint share company, estate, trust, unincorporated association, joint venture, Governmental Authority or other entity, of whatever nature.

(j)	“Seller Taxes” means any Taxes: (a) imposed on any of the Seller Parties for any period; or (b) imposed with respect to the Business or the Purchased Assets for any period (or portion of any period) ending as of or prior to the Effective Time.

(k)	“Seller Expenses” means: (a) all of the fees and expenses incurred or reimbursed by any of the Seller Parties in connection with the negotiation, documentation and consummation of the Transactions, including all fees, expenses, disbursements and other similar amounts paid to attorneys, financial advisors or accountants; (b) all payments required to obtain third party consents in connection with the consummation of the Transactions; and (c) all change of control, severance, bonus, membership interest appreciation, phantom membership interest or similar payments due by the Company to any Person, and any other accelerations or increases in rights or benefits of the Company’s employees (whether payable or occurring prior to, as of or after the Effective Time), under any plan, agreement or arrangement of the Company, which obligation, in each case, arises as of or prior to the Effective Time or in whole or in part as a result of the consummation of the Transactions, including all Taxes that are payable by the Company in connection with or as a result of the payment of such obligations.

ARTICLE 6

GENERAL PROVISIONS

6.1 Expenses.

Except as otherwise herein expressly provided, each Party shall bear its own expenses (including without limitation fees of their respective attorneys, consultants and experts) incurred by such Party in connection with this Agreement or the consummation of the Transactions.

6.2 Notices.

All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally or by recognized overnight courier service on the Party to whom notice is to be given, on receipt of confirmation of good transmission by facsimile, sent via electronic email or other form of electronic communication with proof of receipt of confirmation, or on the fourth day after mailing if mailed to the Party to whom notice is to be given by first class mail, registered or certified, return receipt requested, postage prepaid, and properly addressed as follows:

To Buyer:

XPO Logistics, LLC

Five Greenwich Office Park

Greenwich, CT 06831

Attention:  General Counsel

e-mail:       gordon.devens@xpologistics.com

with a copy, which shall not constitute notice to:

Gowling Lafleur Henderson LLP

One First Canadian Place, Suite 1600

Toronto, ON M5X 1G5

Attn:      Nurhan Aycan

e-mail:  nurhan.aycan@gowlings.com

To the Designated Seller Parties Representative:

—

with a copy, which shall not constitute notice to:

Pallett Valo LLP

90 Burnhamthorpe Road W, Ste. 1600

Mississauga, ON L5B 3C3

Attn: Murray Gottheil

e-mail: gottheil@pallettvalo.com

Any Party may change its address for notice by written notice given to the other Parties in accordance with this Section.

Each of the Seller Parties hereby agrees and covenants that any notice delivered to the Seller Party designated in this Section as the Seller Parties representative (the “Designated Seller Parties Representative”), as may be amended by written notice to Buyer signed by all of the Seller Parties, from time to time, shall constitute deemed delivery of such notice to all of the Seller Parties. Furthermore, any consent required to be obtained from the Seller Parties, or any one of them, shall be deemed obtained from such Seller Parties, or the relevant Seller Party, as the case may be, when such consent has been obtained from the Designated Seller Parties Representative.

6.3 Further Assurances.

The Parties shall cooperate reasonably with each other and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall execute and deliver to each other such other documents and do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the Transactions. Each of the parties hereto agrees to cooperate with the other in the preparation and filing of all forms, notifications, reports and information, if any, required or reasonably deemed advisable pursuant to any Legal Requirement in connection with the Transactions.

6.4 Retention of and Access to Records.

Buyer shall maintain copies of all of the Company’s records within the Purchased Assets for a period of at least five years after the Effective Time. Buyer also shall provide the Seller Parties reasonable access to such records, during normal business hours, to enable them to prepare financial statements or Tax Returns, deal with tax audits, or any similar and reasonable business purpose specified by the Seller Parties.

6.5 Tax Matters.

Buyer and the Seller Parties shall cooperate, as and to the extent reasonably requested by any other Party, in connection with the filing of Tax Returns for periods prior to the Effective Time and any audit, litigation, or other proceeding with respect to Taxes. Buyer acknowledges that Buyer shall be responsible for all Taxes imposed with respect to the Business or the Purchased Assets for any period (or portion of any period) commencing after the Effective Time. Buyer also covenants that it will bear any sales tax arising from the Transactions and that it will promptly comply with any request by the Company to pay any applicable sales tax, acquire an exemption certificate, or with respect to other similar matters. Buyer and the Seller Parties agree to cooperate in preparing and timely filing IRS Forms 8594 (Asset Acquisition Statement) that reflect allocations of consideration that do not conflict.

6.6 Confidentiality; Publicity.

Except as may be required by Legal Requirement or pursuant to a stock exchange listing agreement or as otherwise permitted or expressly contemplated herein, no party hereto and none of their respective Affiliates, employees, agents, and representatives shall disclose to any third party this Agreement, the subject matter or terms hereof or any confidential information or other proprietary knowledge concerning the business or affairs of any other party which it may have acquired from such party in the course of pursuing the transactions contemplated by this Agreement without the prior written consent of the other parties hereto; provided, that any information that is otherwise publicly available, without breach of this provision, or has been obtained from a third party without a breach of such third party’s duties, shall not be deemed confidential information, and after the Effective Time Buyer shall not be restricted with respect to any confidential information included within the Purchased Assets. Buyer and its Affiliates may issue such press releases and other public announcements concerning the transactions provided herein as they desire in their sole discretion. No press release or other public announcement related to this Agreement or the transactions contemplated hereby shall be issued by any of the Seller Parties without the prior written approval of Buyer.

6.7 Governing Law; Forum.

This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware without regard to conflicts-of-laws principles that would require the application of any other law. Except as provided in Section 4.3 hereof, any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may only be brought against any of the Parties in the State or Federal courts in the State of Delaware sitting in Wilmington, Delaware, and each of the Parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objections to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any Party anywhere in the world.

6.8 Entire Agreement.

This Agreement, the Ancillary Documents and the attached Schedules contain the entire agreement among the Parties hereto and supersede all prior agreements among the Parties hereto with respect to the Transactions. All Schedules referred to herein are intended to be, and hereby are, specifically made a part of this Agreement.

6.9 Assignment.

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors, legal representatives, and permitted assigns. This Agreement may not be assigned by any Party without the prior written consent of the other Parties; provided, Buyer may assign its rights under this Agreement to an affiliated or related entity or party, so long as Buyer remains liable for performance of any of the duties of Buyer contained herein.

6.10 Brokers or Finders.

Each Party shall be solely responsible for, and shall indemnify and defend the other Party from and against, any obligation or liability, contingent or otherwise, for brokerage or finders’ fees, commissions or other similar payments payable to any broker, agent or similar intermediary that asserts a claim against such indemnifying Party in connection with the Transactions.

6.11 Severability.

If any provision of this Agreement is held to be illegal, invalid, or unenforceable, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be automatically added as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and still be legal, valid and enforceable.

6.12 Amendments.

This Agreement shall not be changed or terminated orally and no waiver of compliance with any provision or condition hereof and no consent provided for herein shall be effective unless evidenced by a written instrument duly executed by the Party to be charged therewith.

6.13 Headings.

Paragraph headings herein are for convenience only and shall not affect the interpretation of any provision.

6.14 Counterparts; Electronic Delivery.

This Agreement may be executed in one or more counterparts, all of which, when taken together, shall constitute one and the same instrument. Delivery of an executed copy of this Agreement by telecopy or other means of electronic communication producing a printed copy will be deemed to be an execution and delivery of this Agreement on the date of such communication by the Parties so delivering such a copy. Any Party so delivering such a copy via electronic communication shall deliver an executed original of this Agreement to the other Parties upon request.

6.15 Construction.

This Agreement is the joint product of the Parties, and each provision hereof has been subject to mutual consultation, negotiation, and agreement of the Parties and shall not be construed for or against any Party hereto. The word “including” means “including without limitation.” The Parties intend that each representation, warranty, and agreement contained in this Agreement will have independent significance. If any Party has breached any representation, warranty, or agreement in any respect, the fact that there exists another representation, warranty or agreement relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached will not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or agreement. The use of the masculine, feminine, or neuter gender or the singular or plural form of words will not limit any provisions of this Agreement. A statement that an item is listed, disclosed, or described means that it is correctly listed, disclosed, or described, and a statement that a copy of an item has been delivered means a true and correct copy of the item has been delivered. All references to the knowledge of a Person means after such Person has conducted a diligent enquiry into such fact or matter, but without having conducted any third party investigation or verification.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

XPO LOGISTICS, LLC, a Delaware limited liability company

By:	/s/ Joseph Thomas Connolly
Name: Joseph Thomas Connolly Title: SVP, Acquisitions

KELRON DISTRIBUTION SYSTEMS (CLEVELAND) LLC

By:	/s/ Geoffrey A. Bennett
Name: Geoffrey A. Bennett Title: President

	)	/s/ Keith Matthews
Witness	)	Keith Matthews, individually
)

	)	/s/ Geoff Bennett
Witness	)	Geoff Bennett, individually
)